July 15, 2009

<Name>

<Address>

<City>, <ST> <ZIP>

Dear Shareholder,

The Board of Directors of Cole Credit Property Trust II, Inc. (CCPT II) recently declared the daily distribution rate for the third quarter of 2009 to be $0.001712328 per share, paid on a monthly basis. This equates to an annualized distribution rate of 6.25% based on a purchase price of $10 per share. We are very pleased to be able to support a 6.25% distribution in light of the economic conditions of the past 18 months and the challenges faced by many businesses across the country.

At Cole, our highest priority is protecting and enhancing shareholder value. We believe it is important to pay income distributions from property rents rather than other sources such as investor capital or debt. Over the past six months, the occupancy rate of the CCPT II portfolio has fallen from 99% on December 31, 2008, to the current level of 94%, which remains among the highest in the industry. Accordingly, the adjustment from 7% to 6.25% not only accounts for the relatively minor decline in rental revenue we have experienced, but also allows the portfolio to withstand some additional vacancies without necessitating a further adjustment. Additionally, this rate will enable us to maintain appropriate cash reserves and better position the portfolio for a healthy program exit.

Our disciplined investment strategy focuses on building a diverse portfolio of properties leased to brand name, industry leading retailers. Almost all of our leases contractually obligate the corporate parent to pay rent to CCPT II, either through a direct lease or a corporate guarantee, unless they go out of business. The CCPT II portfolio has an average remaining lease-term of approximately 12 years and less than 4% of these leases are expiring within the next 3 years. This is important because we will not be faced with having to negotiate a significant number of new leases during a down economic cycle like so many REITs that are experiencing problems today.

We actively monitor the financial health of our tenants and do not anticipate a significant number of additional vacancies in the near term. We are seeking to re-lease the current vacant properties, and, given their quality and location, we anticipate that this will occur in a timely fashion.

The strength and success of this portfolio can be attributed to the extraordinary efforts of the investment management team we have working for you. They have been able to navigate through extremely challenging market conditions by underwriting and purchasing the highest quality properties, negotiating favorable lease terms, managing portfolio expenses and securing conservative long-term, fixed-rate financing. All of these efforts have contributed to what is most important – delivering solid, risk controlled, shareholder return over the long-term.

If you have any questions, we encourage you to speak with your financial advisor. Thank you again for the investment and trust you have placed with us.

Sincerely,

Christopher H. Cole

Chairman and CEO

Data as of June 29, 2009

This communication contains forward-looking statements relating to the business and financial outlook of Cole that are based on its management's current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this communication. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.